Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Second Quarter 2012

Financial Results

•	Net revenue increased 18.5% to $506.3 million over the prior year second quarter

•	Net earnings were $14.1 million; $26.4 million, after adjustments

•	Diluted net earnings per share of $0.21; Adjusted EPS of $0.39

•	Adjusted EBITDA increased 14.6% to $55.1 million

•	Projected growth in net revenue for full year 2012 revised to an expected range of 16.0% to 17.0% from the prior 14.0% to 15.0% guidance

KNOXVILLE, Tenn. – July 31, 2012 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its second quarter of 2012.

“We are pleased with our second quarter results, as we delivered another strong quarter of growth in revenue, operating cash flow, Adjusted EBITDA, and Adjusted EPS,” said TeamHealth President and Chief Executive Officer, Greg Roth.

“Our financial performance demonstrates the effectiveness and consistency of our balanced and integrated approach to achieving our revenue growth goals. All of our growth drivers delivered contributions to revenue, which include same contract, acquisitions and net contract growth. For the quarter, acquisition growth was the largest element of consolidated revenue growth as we benefited from the financial performance of recent acquisitions that closed in the second half of 2011 and the first half of 2012.

Same contract revenue contributed solid growth, driven by an improvement in recent volume growth trends and increases in estimated collections per visit and contract revenue. Net new contract growth also performed well as we continue to benefit from opportunities to add new hospital relationships through our sales and marketing process. Moving into the second half of 2012, we remain optimistic about our prospects with an active acquisition pipeline and opportunities for additional new contract wins and continued same contract revenue growth.

“As a result of our financial performance in the first half of 2012, including the contribution from our recent acquisitions, and our current expectations about operating trends and growth opportunities for the second half of 2012, we have increased our estimates for net revenue growth for fiscal year 2012 to range between $2.02 billion and $2.04 billion, reflecting a growth rate of between 16.0% and 17.0%, which is an increase from the prior guidance of 14.0% to 15.0% annual growth rate in net revenue. We continue to project Adjusted EBITDA margin for the full year of 2012 to be around 10.5%,” concluded Mr. Roth

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “In June, the Supreme Court upheld the constitutionality of most elements within the Affordable Care Act, including the requirement that individuals must maintain health insurance or pay a penalty. While there are still many issues around implementation yet to be addressed, we believe that the Supreme Court’s decision to uphold the major components of this legislation, including the individual mandate, will ultimately reduce the uninsured population, leading to an improved payor mix and an increase in patient volumes, especially for our emergency medicine service line. It is still unclear, though, how this decision will impact managed care and commercial pricing going forward. Regardless of the future outcome of healthcare reform, our business outlook is strong. TeamHealth remains an attractive partner for strong physician groups and hospitals, and we will continue to utilize our national infrastructure and strong physician leadership to drive operational improvements across our growing network of high quality affiliated providers. We remain fully committed to providing our affiliated clinicians the support required to deliver exceptional patient care while generating long-term shareholder value. We will continue to invest in areas that drive ongoing improvements in patient safety, risk management, operational efficiency and customer satisfaction to ensure that both physicians and hospitals recognize the value of partnering with TeamHealth within a changing healthcare environment.”

2012 Second Quarter Results

Net revenue increased 18.5% to $506.3 million from $427.2 million in the second quarter of 2011. Acquisitions contributed 10.9%, same contracts contributed 4.6% and new contracts, net of terminations contributed 3.0%, of the increase in quarter-over-quarter growth in net revenue.

Same contract revenue increased $19.8 million, or 5.0%, to $417.1 million from $397.3 million in the second quarter of 2011. Same contract fee-for-service volume growth of 3.6% reflected an improvement over recent quarters and provided a 2.7% increase in same contract revenue growth; while increases in estimated collections on fee-for-service visits of 1.9% provided a 1.5% increase in same contract revenue growth between quarters. Contract and other revenue contributed 0.8% to same contract revenue growth between quarters. Acquisitions contributed $46.6 million of revenue growth and net new contract revenue increased by $12.7 million between quarters.

Reported net earnings were $14.1 million, or $0.21 diluted net earnings per share, compared to net earnings of $16.8 million, or $0.25 diluted net earnings per share, in the second quarter of 2011. The financial results for the second quarter of 2012 included $12.2 million ($7.6 million after-tax) of contingent purchase compensation expense associated with acquisitions that contained a contingent payment component of the total purchase price and non-cash amortization expense of $7.3 million ($4.7 million after tax). Excluding these items, net earnings for the second quarter of 2012 were $26.4 million and Adjusted EPS was $0.39 per share. Financial results for the second quarter of 2011 included $2.5 million of contingent purchase compensation expense ($1.5 million after-tax), non-cash amortization expense of $3.6 million ($2.3 million after-tax) and a $6.0 million loss on debt refinancing ($3.6 million after tax). Excluding these items, net earnings for the second quarter of 2011 were $24.2 million and Adjusted EPS was $0.36 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share.

Second quarter 2012 net earnings were also impacted by transaction costs of $1.3 million compared to $1.0 million in 2011.

Cash flow provided by operations for the quarter was $16.3 million compared to $3.3 million in the same quarter in 2011. Included in operating cash flows were contingent purchase price payments of $2.0 million in 2012 and $0.3 million in 2011. Excluding the impact of contingent purchase price payments, the $14.7 million increase in operating cash flow between quarters was principally the result of decreased use of cash in funding accounts receivable and working capital liabilities in the second quarter of 2012 partially offset by an increase in tax and interest payments.

Adjusted EBITDA increased 14.6% to $55.1 million from $48.0 million in the second quarter of 2011, and Adjusted EBITDA margin was 10.9% compared to 11.2% for the same quarter in 2011. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

As of June 30, 2012, the Company had cash and cash equivalents of approximately $13.6 million and $96.6 million of available borrowings under a revolving credit facility (without giving effect to $6.0 million of undrawn letters of credit). The Company’s total outstanding debt was $518.4 million, including $128.4 million outstanding under its revolving credit facility. The increase in total debt in the second quarter of 2012 was $109.9 million, which reflected a $112.4 million increase of outstanding revolver borrowings used to finance second quarter acquisitions, and $2.5 million of term debt payments.

2012 First Half Results

Net revenue in the six months ended June 30, 2012 increased 17.3% to $985.0 million from $839.7 million for the same period of 2011, same contract revenue contributed 3.9% of the growth, and acquisitions contributed 9.4% of the growth in net revenue. New contracts, net of terminations, contributed 4.0% of the growth. Same contract revenue for the six months ended June 30, 2012 increased $32.5 million or 4.3% to $791.8 million from $759.3 million in the same period a year ago. Fee-for-service volume growth provided a 1.8% increase in same contract revenue growth as the number of visits increased 2.4% from the same contract volume reported in the six months ended June 30, 2011. Increases in estimated collections on fee-for-service visits of 2.9% provided a 2.2% increase in same contract revenue growth between periods. Contract revenue and other revenue contributed 0.3% to same contract revenue growth. Acquisitions contributed $78.9 million of growth between periods. Net new contract revenue increased by $33.8 million.

Reported net earnings were $28.5 million in the six months ended June 30, 2012, or $0.42 diluted net earnings per share, compared to net earnings of $37.0 million, or $0.56 diluted net earnings per share, in the same period of 2011. The 2012 first half financial results included $18.6 million ($11.4 million after-tax) of contingent purchase compensation expense and non-cash amortization expense of $13.4 million ($8.5 million after-tax). In addition, the financial results for the 2012 first half included an increase in prior year loss reserves of $5.2 million ($3.1 million after-tax). Excluding these items, net earnings for the 2012 first half were $51.5 million and Adjusted EPS was $0.76 per share. Financial results for the same period in 2011 included $5.1 million of contingent purchase compensation expense ($3.1 million after-tax), non-cash amortization expense of $7.3 million ($4.6 million after-tax) and a loss on the refinancing of debt of $6.0 million ($3.7 million after-tax). Excluding these adjustments, net earnings for the same period in 2011 were $48.2 and Adjusted EPS was $0.73 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share.

Cash flow provided by operations for the six months ended June 30, 2012 was $30.7 million compared to $24.2 million in 2011. Included in operating cash flows were contingent purchase expense payments of $2.0 million in 2012 and $7.2 million in 2011. Excluding the impact of contingent purchase payments, operating cash flows increased $1.3 million.

Adjusted EBITDA for the six months ended June 30, 2012 increased to $105.7 million from $96.0 million in 2011, and Adjusted EBITDA margin was 10.7% compared to 11.4% for the same period in 2011. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, August 1, to discuss its 2012 fiscal second quarter results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-941-2068, or for international callers, 1-480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4552553. The replay will be available until August 8, 2012.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s Web site and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 16 regional locations and multiple service lines, TeamHealth’s approximately 8,000 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 760 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations

In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted EPS which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share”. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2011	June 30, 2012
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,855	$13,576
Accounts receivable, less allowance for uncollectibles of $265,293 and $302,280 in 2011 and 2012, respectively	307,874	350,380
Prepaid expenses and other current assets	24,021	33,019
Receivables under insured programs	14,129	12,046
Income tax receivable	1,438	—

Total current assets	357,317	409,021
Investments of insurance subsidiary	94,300	96,677
Property and equipment, net	34,674	44,234
Other intangibles, net	101,910	132,351
Goodwill	232,215	305,100
Deferred income taxes	36,188	33,033
Receivables under insured programs	31,581	31,204
Other	40,082	41,263

	$928,267	$1,092,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,356	$21,002
Accrued compensation and physician payable	153,674	151,517
Other accrued liabilities	109,649	114,535
Income tax payable	—	2,962
Current maturities of long-term debt	35,000	138,400
Deferred income taxes	38,068	35,118

Total current liabilities	358,747	463,534
Long-term debt, less current maturities	385,000	380,000
Other non-current liabilities	167,120	193,091
Shareholders’ equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 65,589 and 66,150 shares issued and outstanding at December 31, 2011 and June 30, 2012, respectively)	656	661
Additional paid-in capital	541,216	551,495
Accumulated deficit	(527,774)	(499,234)
Accumulated other comprehensive income	3,302	3,336

Shareholders’ equity	17,400	56,258

	$928,267	$1,092,883

-continued-

Team Health Holdings, Inc.

Consolidated Statements of Comprehensive Earnings

	Three Months Ended June 30,
	2011	2012
	(Unaudited)
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$763,983	$930,219
Provision for uncollectibles	336,746	423,920

Net revenue	427,237	506,299
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	327,084	392,820
Professional liability costs	15,144	16,660
General and administrative expenses (includes contingent purchase compensation expense of $2,454 and $12,242 in 2011 and 2012, respectively)	40,908	56,500
Other (income) expense	(113)	283
Depreciation	3,264	3,531
Amortization	3,638	7,332
Interest expense, net	2,513	3,974
Transaction costs	1,041	1,277
Loss on refinancing of debt	6,022	—

Earnings before income taxes	27,736	23,922
Provision for income taxes	10,888	9,806

Net earnings	$16,848	$14,116

Net earnings per share
Basic	$0.26	$0.21
Diluted	$0.25	$0.21
Weighted average shares outstanding
Basic	64,921	65,814
Diluted	66,951	67,753
Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $422 and $190 for 2011 and 2012, respectively	783	353

Total comprehensive earnings	$17,631	$14,469

-continued-

Team Health Holdings, Inc.

Consolidated Statements of Comprehensive Earnings

	Six Months Ended June 30,
	2011	2012
	(Unaudited)
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$1,483,116	$1,770,643
Provision for uncollectibles	643,385	785,682

Net revenue	839,731	984,961
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	640,734	764,405
Professional liability costs	29,883	38,968
General and administrative expenses (includes contingent purchase compensation expense of $5,071 and $18,585 in 2011 and 2012, respectively)	81,662	104,864
Other income	(660)	(1,174)
Depreciation	6,315	6,650
Amortization	7,276	13,449
Interest expense, net	5,790	7,531
Transaction costs	1,195	2,505
Loss on refinancing of debt	6,022	—

Earnings before income taxes	61,514	47,763
Provision for income taxes	24,546	19,223

Net earnings	$36,968	$28,540

Net earnings per share
Basic	$0.57	$0.43
Diluted	$0.56	$0.42
Weighted average shares outstanding
Basic	64,709	65,691
Diluted	66,192	67,569
Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $313 and $18 for 2011 and 2012, respectively	580	34
Net change in fair value of swaps, net of tax of $359 for 2011	562	—

Total comprehensive earnings	$38,110	$28,574

-continued-

Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended June 30,
	2011	2012
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$16,848	$14,116
Adjustments to reconcile net earnings:
Depreciation	3,264	3,531
Amortization	3,638	7,332
Amortization of deferred financing costs	447	200
Employee equity-based compensation expense	782	1,738
Provision for uncollectibles	336,746	423,920
Deferred income taxes	845	1,713
Loss on refinancing of debt	1,654	—
(Gain) loss on sale or disposal of equipment	23	(84)
Loss on assets held for sale	(20)	—
Equity in joint venture income	(980)	(871)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(350,606)	(435,635)
Prepaids and other assets	(5,555)	(11,015)
Income tax accounts	(5,738)	(12,415)
Accounts payable	(8,397)	(860)
Accrued compensation and physician payable	5,397	11,508
Other accrued liabilities	1,296	(1,926)
Contingent purchase liabilities	2,134	10,247
Professional liability reserves	1,480	4,761

Net cash provided by operating activities	3,258	16,260
Investing Activities
Purchases of property and equipment	(1,892)	(6,686)
Sale of property and equipment	—	171
Cash paid for acquisitions, net	(325)	(118,872)
Purchases of investments by insurance subsidiary	(24,179)	(22,729)
Proceeds from investments by insurance subsidiary	26,138	20,714

Net cash used in investing activities	(258)	(127,402)
Financing Activities
Payments on notes payable	(402,688)	(2,500)
Proceeds from notes payable	400,000	—
Proceeds from revolving credit facility	—	311,500
Payments on revolving credit facility	—	(199,100)
Payments of financing costs	(7,759)	—
Proceeds from the issuance of common stock under stock purchase plans	872	1,054
Proceeds from exercise of stock options	6,351	4,224
Stock issuance costs	(25)	(653)

Net cash (used in) provided by financing activities	(3,249)	114,525

Net increase (decrease) in cash	(249)	3,383
Cash and cash equivalents, beginning of period	49,153	10,193

Cash and cash equivalents, end of period	$48,904	$13,576

Interest paid	$2,669	$4,117

Taxes paid	$15,394	$20,692

-continued-

Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2011	2012
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$36,968	$28,540
Adjustments to reconcile net earnings:
Depreciation	6,315	6,650
Amortization	7,276	13,449
Amortization of deferred financing costs	903	399
Employee equity-based compensation expense	1,388	2,861
Provision for uncollectibles	643,385	785,682
Deferred income taxes	6,179	187
Loss on refinancing of debt	1,654	—
Loss (gain) on sale of equipment	41	(62)
Equity in joint venture income	(1,520)	(1,407)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(674,498)	(814,950)
Prepaids and other assets	(3,658)	(6,377)
Income tax accounts	1,665	(2,480)
Accounts payable	(11,914)	(3,065)
Accrued compensation and physician payable	5,480	(3,250)
Contingent purchase compensation expense liability	(2,119)	16,590
Other accrued liabilities	2,470	(5,058)
Professional liability reserves	4,178	12,984

Net cash provided by operating activities	24,193	30,693
Investing Activities
Purchases of property and equipment	(4,094)	(9,595)
Sale of property and equipment	90	171
Cash paid for acquisitions, net	(325)	(118,872)
Purchases of investments by insurance subsidiary	(40,394)	(44,886)
Proceeds from investments by insurance subsidiary	40,315	42,562
Other investing activities	—	(2,000)

Net cash used in investing activities	(4,408)	(132,620)
Financing Activities
Payments on notes payable	(403,750)	(5,000)
Proceeds from notes payable	400,000	—
Proceeds from revolving credit facility	—	461,300
Payments on revolving credit facility	—	(357,900)
Proceeds from the issuance of common stock under stock purchase plans	872	1,054
Proceeds from exercise of stock options	9,910	6,866
Stock issuance costs	(491)	(653)
Payments of financing costs	(7,759)	(19)

Net cash (used in) provided by financing activities	(1,218)	105,648

Increase in cash and cash equivalents	18,567	3,721
Cash and cash equivalents, beginning of period	30,337	9,855

Cash and cash equivalents, end of period	$48,904	$13,576

Interest paid	$7,003	$8,054

Taxes paid	$16,362	$21,650

-continued-

Team Health Holdings, Inc.

Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortizations are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	(in thousands)
Net earnings	$16,848	$14,116	$36,968	$28,540
Interest expense, net	2,513	3,974	5,790	7,531
Provision for income taxes	10,888	9,806	24,546	19,223
Depreciation	3,264	3,531	6,315	6,650
Amortization	3,638	7,332	7,276	13,449
Other (income) expenses(a)	(113)	283	(660)	(1,174)
Contingent purchase compensation expense(b)	2,454	12,242	5,071	18,585
Loss on refinancing of debt(c)	6,022	—	6,022	—
Transaction costs(d)	1,041	1,277	1,195	2,505
Employee equity-based compensation expense(e)	782	1,738	1,388	2,861
Insurance subsidiary interest income	567	548	1,165	1,112
Professional liability loss reserve adjustments associated with prior years	—	—	—	5,165
Severance and other charges	135	223	927	1,294

Adjusted EBITDA	$48,039	$55,070	$96,003	$105,741

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company’s non-qualified retirement plan.
(b)	Reflects contingent purchase compensation expense associated with earnout arrangements on acquisition transactions.
(c)	Reflects the write-off of deferred financing costs of $1,654 from the previous term loan, as well as certain fees and expenses associated with the debt refinancing.
(d)	Reflects expenses associated with acquisition transaction fees.
(e)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

-continued-

Team Health Holdings, Inc.

Adjusted Earnings Per Share

(in thousands, except per share data)

We present Adjusted earnings per share (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net income, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Three Months Ended June 30,
	2011		2012
Diluted weighted average shares outstanding	66,951		67,753

Net earnings and diluted net earnings per share, as reported	$16,848	$0.25	$14,116	$0.21
Adjustments:
Loss on refinancing of debt, net of tax of $(2,397) for 2012	3,625	0.05
Contingent purchase compensation expense, net of tax of $(977) and $(4,677) for 2011 and 2012, respectively	1,477	0.02	7,565	0.11
Amortization expense, net of tax of $(1,350) and $(2,653) for 2011 and 2012, respectively	2,288	0.03	4,679	0.07

Net earnings and diluted earnings per share, as adjusted	$24,238	$0.36	$26,360	$0.39

	Six Months Ended June 30,
	2011		2012
Diluted weighted average shares outstanding	66,192		67,569

Net earnings and diluted net earnings per share, as reported	$36,968	$0.56	$28,540	$0.42
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,051) for 2012	—	—	3,114	0.05
Loss on refinancing of debt, net of tax of $(2,397) for 2012	3,625	0.05	—	—
Contingent purchase compensation expense, net of tax of $(2,019) and $(7,195) for 2011 and 2012, respectively	3,052	0.05	11,390	0.17
Amortization expense, net of tax of $(2,700) and $(4,984) for 2011 and 2012, respectively	4,576	0.07	8,465	0.12

Net earnings and diluted earnings per share, as adjusted	$48,221	$0.73	$51,509	$0.76

-continued-

Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended June 30,
	2011	2012
	(in thousands)
Same contracts:
Fee-for-service revenue	$292,980	$309,523
Contract and other revenue	104,313	107,578

Total same contracts	397,293	417,101
New contracts, net of terminations:
Fee-for-service revenue	16,803	21,417
Contract and other revenue	11,918	19,974

Total new contracts, net of terminations	28,721	41,391
Acquired contracts:
Fee-for-service revenue	1,223	39,850
Contract and other revenue	—	7,957

Total acquired contracts	1,223	47,807
Consolidated:
Fee-for-service revenue	311,006	370,790
Contract and other revenue	116,231	135,509

Total net revenue	$427,237	$506,299

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Three Months Ended June 30,
	2011	2012
	(in thousands)
Fee-for-service visits and procedures:
Same contract	2,122	2,199
New and acquired contracts, net of terminations	135	395

Total fee-for-service visits and procedures	2,257	2,594

-continued-

Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Six months Ended June 30,
	2011	2012
	(in thousands)
Same contracts:
Fee-for-service revenue	$560,492	$590,969
Contract and other revenue	198,790	200,831

Total same contracts	759,282	791,800
New contracts, net of terminations:
Fee-for-service revenue	47,118	63,549
Contract and other revenue	32,108	49,518

Total new contracts, net of terminations	79,226	113,067
Acquired contracts:
Fee-for-service revenue	1,223	66,708
Contract and other revenue	—	13,386

Total acquired contracts	1,223	80,094
Consolidated:
Fee-for-service revenue	608,833	721,226
Contract and other revenue	230,898	263,735

Total net revenue	$839,731	$984,961

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Six months Ended June 30,
	2011	2012
	(in thousands)
Fee-for-service visits and procedures:
Same contract	4,064	4,163
New and acquired contracts, net of terminations	376	877

Total fee-for-service visits and procedures	4,440	5,040

###